EXHIBIT 23





INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statements No. 33-54783 and No. 33-54789 of Gottschalks Inc. on Form S-8 of our report dated February 28, 1995 (March 31, 1995 as to Note 4), appearing in the Annual Report on Form 10-K of Gottschalks Inc. for the year ended January 28, 1995.




DELOITTE & TOUCHE, LLP

s/Deloitte & Touche,LLP

Fresno, California
April 24, 1995